Exhibit 99.1

                            Glacier Bancorp, Inc.
           Earnings for Quarter and Six Months Ended June 30, 2004

    HIGHLIGHTS:

     * Earnings for quarter a record $10.763 million, up 8 percent from last year's quarter.

     * Excluding securities gains, 21 percent increase in earnings for quarter and 19 percent year-to-date.

     * Diluted earnings per share of $.43, up 5 percent from last year's quarter.

     * Diluted earnings per share of $.86, up 12 percent from last year-to-date.

     * Loans outstanding increased $142 million, or 10 percent, since December 31, 2003.

     * Loans outstanding increased $192 million, or 14 percent, over a year ago.

     * Non-interest bearing deposits increased $65 million, or 19 percent, over last year.

     * Cash dividend of $.17 declared resulting in year-to-date dividends of $.34 which is an increase of $.06, or 21 percent over the prior year-to-date.

     * Branch acquisition in Ione, Washington completed on June 4, 2004 with $15 million in deposits.

    KALISPELL, Mont., July 22 /PRNewswire-FirstCall/ --

     Earnings Summary
     (Unaudited - $ in thousands,          Three months          Six months
     except per share data)                ended June 30,       ended June 30,
                                           2004     2003        2004     2003

     Net earnings                        $10,763  $9,932     $21,373  $18,780
     Diluted  earnings per share           $0.43   $0.41       $0.86    $0.77
     Return on average assets               1.51%   1.67%       1.53%    1.63%
     Return on average equity              17.60%  17.51%      17.54%   16.95%


    Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $10.763 million an increase of $831 thousand, or 8 percent, over the $9.932 million for the second quarter of 2003. Diluted earnings per share of $.43, is an increase of 5 percent over the per share earnings of $.41 for the same quarter of 2003. Excluding prior year gains on sale of securities, core earnings increased $1.852 million, or 21 percent. "Overall our performance was in line with our expectations. We continue to experience excellent loan and low cost deposit growth," said Mick Blodnick, President and Chief Executive Officer. "Unfortunately the dip in interest rates in March once again caused an acceleration in premium amortization throughout the second quarter lowering our net interest margin, and reduced diluted earnings per share by $.02. Hopefully we will not see the same impact next quarter." Return on average assets and return on average equity for the quarter were
1.51 percent and 17.60 percent, respectively, which compares with prior year returns of 1.67 percent and 17.51 percent.
    Net earnings for the six months ended June 30, 2004 were $21.373 million, which is an increase of $2.593 million, or 14 percent over the prior year. Without the 2003 gain on sale of securities, net year-to-date earnings increased $3.349 million, or 19 percent. Diluted earnings per share of $.86, is an increase of 12 percent over the $.77 earned in the first six months of 2003. The 2004 six month return on average assets and return on average equity were 1.53 percent and 17.54 percent, respectively, which compares with the prior year six month returns of 1.63 percent and
16.95 percent.


     Assets (Unaudited -                     June 30,
      $ in thousands)                    2004        2003   $ change  % change

     Cash on hand and in banks          $69,848     $71,738   $(1,890)     -3%
     Investment securities
      and interest bearing deposits   1,099,521     895,838   203,683      23%
     Loans:
       Real estate                      339,945     339,057       888       0%
       Commercial                       934,100     780,321   153,779      20%
       Consumer                         322,345     285,411    36,934      13%
          Total loans                 1,596,390   1,404,789   191,601      14%
       Allowance for loan losses        (25,146)    (22,354)   (2,792)     12%
          Total loans net of allowance
           for loan losses            1,571,244   1,382,435   188,809      14%
     Other assets                       175,296     161,350    13,946       9%
       Total Assets                  $2,915,909  $2,511,361  $404,548      16%


    At June 30, 2004 total assets were $2.916 billion which is $405 million greater than June 30, 2003 assets of $2.511 billion, an increase of 16 percent. In addition to internal growth, the third quarter 2003 Pend Oreille Bank (POB) acquisition added $66 million to the asset base.
    Total loans have increased $192 million from June 30, 2003 of which $50 million was from the POB acquisition. Commercial loans have increased $154 million, or 20 percent, and continue to be the focus of our lending.
Real estate loan volume was at record levels through much of 2003, with $805 million originated for the year, up from $588 million in 2002. The majority of the real estate loan production was sold with loans held in the loan portfolio increasing by only $34 million. Loans held for sale declined $33 million from the June 30, 2003 total resulting in a net increase in real estate loan balances of $1 million at June 30, 2004. Consumer loans have increased $37 million resulting from increases in home equity loans. Home-equity loans continue to be the primary source of our consumer loan originations. Loan production has been very strong since the beginning of 2004 with real estate loans up $22 million, or 7 percent (14 percent annualized), commercial loans up $93 million, or 11 percent (22 percent annualized), and consumer loans up $27 million, or 9 percent (18 percent annualized). "Our banks generated impressive loan volume this past quarter. We were very pleased not only with the net increase to the loan portfolio, but the quality of the loans originated," Blodnick said.
    Investment securities, including interest bearing deposits in other financial institutions, have increased $204 million from June 30, 2003. Additional investments were made to utilize excess funding liquidity, and to capture the value of the spread between short term funding rates and the rates on two-to-five year maturity assets.


     Liabilities (Unaudited -
       $ in thousands)                      June 30
                                       2004        2003      $ change % change

    Non-interest bearing deposits     $402,337    $337,193    $65,144      19%
    Interest-bearing deposits        1,233,418   1,165,386     68,032       6%
    Advances from Federal Home Loan
     Bank                              848,770     625,670    223,100      36%
    Securities sold under
      agreements to repurchase
      and other borrowed funds          86,319      87,191       (872)     -1%
    Other liabilities                   23,001      30,656     (7,655)    -25%
    Subordinated debentures             80,000      35,000     45,000     129%
         Total liabilities          $2,673,845  $2,281,096   $392,749      17%


    Total deposits have increased $133 million from the June 30, 2003 balances of which $59 million came with the POB acquisition, and $15 million from the Ione, Washington branch acquisition. There was an increase of $65 million, or 19 percent, in non-interest bearing deposits. This growth in low cost stable funding gives us increased flexibility in managing our asset mix. Interest-bearing deposits are up $68 million, or 6 percent, of which $61 million was added by the acquisitions. Federal Home Loan Bank advances have also increased $223 million as we continue to take advantage of the flexibility of that funding source in this current period of low interest rates. On March 24, 2004, subordinated debentures in the form of trust preferred securities of $45 million, with an interest rate of 5.79 percent, were issued. The proceeds will be used for general corporate purposes.


     Stockholders' equity
     (Unaudited - $ in thousands        June 30,
      except per share data)        2004        2003        $ change  % change

     Common equity                $246,667    $217,728       $28,939       13%
     Net unrealized (loss)
      gain on securities            (4,603)     12,537       (17,140)    -137%
       Total stockholders'
         equity                   $242,064    $230,265       $11,799        5%

     Stockholders' equity to
      total assets                    8.30%       9.17%
     Tangible equity to
      total assets                    6.93%       7.72%
     Book value per common share     $9.90       $9.55         $0.35        4%
     Tangible book value per
      common share                   $8.15       $7.92         $0.23        3%
     Market price per share
      at end of quarter             $28.17      $19.70         $8.47       43%


    Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Net unrealized gains on securities of $13 million at June 30, 2003 have changed to unrealized losses of $4.6 million as of June 30, 2004 primarily the result of increasing intermediate term interest rates. During the second quarter of 2004, 71,250 shares of stock at an average weighted price of $25.33 were repurchased by the Company as treasury stock. Subsequently 19,347 shares were reissued upon the exercise of stock options leaving 51,903 held in treasury stock.


            Operating Results for Three Months Ended June 30, 2004
                          Compared to June 30, 2003

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003 and the Ione, Washington branch as of June 4, 2004.


     Revenue summary
     (Unaudited - $ in thousands)              Three months ended June 30,
                                         2004      2003    $ change   % change

     Net interest income               $25,779   $21,964     $3,815        17%

     Fees and other revenue:
       Service charges, loan fees,
        and other fees                   6,322     4,978      1,344        27%
       Gain on sale of loans             2,026     3,211     (1,185)      -37%
       Gain on sale of investments,
         net of impairment charge           --     1,685     (1,685)     -100%
       Other income                        500       439         61        14%
          Total non-interest income      8,848    10,313     (1,465)      -14%
       Total revenue                   $34,627   $32,277     $2,350         7%

     Tax equivalent net
       interest margin                    4.04%     4.17%


    Net Interest Income
    Net interest income for the quarter increased $3.815 million, or 17 percent, over the same period in 2003. Total interest income increased $3.828 million, or 12 percent, from the same quarter in 2003, while total interest expense was $13 thousand higher. Approximately 80 percent of the increase in interest income resulted from a larger investment portfolio. Additional interest income from the large increase in loans outstanding was offset by lower rates on the loan portfolio due to refinancing, and re-pricing of existing loans. The flat interest expense is primarily attributed to the increase in non-interest bearing deposits and a reduction in rates on maturing fixed term interest bearing deposits and Federal Home Loan Bank borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.04 percent which was a decrease from 4.17 percent for the second quarter of 2003 and the 4.29 percent for the first quarter of 2004. Premium amortization on mortgage related investments for the second quarter was $3.467 million, an increase of $914 thousand from the first quarter but a decrease of $322 thousand from the second quarter of last year. The increase in premium amortization in the second quarter reduced our margin by 14 basis points. Low mortgage interest rates in March resulted in a surge in refinancing activity which resulted in higher premium amortization expense. Higher mortgage loan rates slow prepayments which results in lower amortization expense which increases our net interest margin. We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields.

    Non-interest Income
    Fee income increased $1.344 million, or 27 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and additional customer services offered. Fee income was also $1.230 million higher than the first quarter of 2004, an increase of 24 percent. Gain on sale of loans decreased $1.185 million from the second quarter of last year, because of greatly reduced refinance activity, but increased $255 thousand from the first quarter of 2004 as loan origination activity for housing purchases remains quite strong in our markets. In the 2003 second quarter, gains on sale of investments, net of impairment charge, of $1.685 million were recorded and zero gains were realized in 2004. Other income, which includes a variety of activities, was $61 thousand greater than the prior year's quarter.


     Non-interest expense summary
     (Unaudited - $ in thousands)             Three months ended June 30,

                                         2004      2003     $ change  % change

     Compensation and
       employee benefits                $9,851    $9,050      $801         9%
     Occupancy and
       equipment expense                 2,733     2,295       438        19%
     Outsourced data processing            368       266       102        38%
     Core deposit intangibles
       amortization                        251       291       (40)      -14%
     Other expenses                      4,805     4,418       387         9%
           Total non-interest expense  $18,008   $16,320    $1,688        10%


    Non-interest Expense
    Non-interest expense increased by $1.688 million, or 10 percent, from the same quarter of 2003 including expenses from the acquisitions, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $801 thousand, or 9 percent from the second quarter of 2003, with the additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance, accounting for the majority of the increase. Occupancy and equipment expense increased
$438 thousand, or 19 percent, reflecting the cost of the additional locations. Outsourced data processing expense increased by $102 thousand due to increased item capture expenses for Mountain West Bank resulting from increased volumes. Other expenses increased $387 thousand, or 9 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with new branch offices and the acquisitions. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for the 2004 quarter which is down from 53 percent for the 2003 quarter, excluding the gain on sale of securities.


     Credit quality information               June 30,  December 31,  June 30,
     (Unaudited - $ in thousands)               2004        2003        2003

     Allowance for loan losses                $25,146     $23,990     $22,354

     Non-performing assets                     10,654      13,068      10,675

     Allowance as a percentage of non
      performing assets                           236%        184%        209%

     Non-performing assets as a percentage
      of total assets                            0.37%       0.48%       0.42%

     Allowance as a percentage of total
      loans                                      1.58%       1.65%       1.59%

     Net charge-offs as a percentage of
      loans                                     0.040%      0.118%      0.034%


    Allowance for Loan Loss and Non-Performing Assets
    Non-performing assets as a percentage of total assets at June 30, 2004 were at .37 percent, a decrease from .48 percent at December 31, 2003 and from ..42 percent at June 30, 2003. This compares to the Peer Group average of ..60 percent at March 31, 2004, the most recent information available. The allowance for loan losses was 236 percent of non-performing assets at June 30, 2004, compared to 209 percent a year ago. The allowance has increased $2.792 million, or 12 percent, from a year ago to $25.146 million, which is 1.58 percent of June 30, 2004 total loans outstanding, about the same level as the 1.59 percent a year ago. The second quarter provision expense for loan losses was $965 thousand, a decrease of $86 thousand from the same quarter in 2003.


             Operating Results for Six Months Ended June 30, 2004
                          Compared to June 30, 2003

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003 and the Ione, Washington branch as of June 4, 2004.


     Revenue summary
     (Unaudited - $ in thousands)              Six months ended June 30,
                                         2004      2003     $ change  % change

     Net interest income               $52,168   $43,796    $8,372         19%

     Fees and other revenue:
        Service charges, loan fees, and
         other fees                     11,414     9,597     1,817         19%
        Gain on sale of loans            3,797     5,482    (1,685)       -31%
        Gain on sale of investments,
            net of impairment charge        --     1,248    (1,248)      -100%
        Other income                     1,048       999        49          5%
           Total non-interest income    16,259    17,326    (1,067)        -6%
        Total revenue                  $68,427   $61,122    $7,305         12%

     Tax equivalent net
       interest margin                    4.17%     4.26%


    Net Interest Income
    Net interest income for the first six months increased $8.372 million, or 19 percent, over the same period in 2003. Total interest income was $7.231 million, or 11 percent higher than the same period in 2003, while total interest expense was $1.141 million lower. Approximately 84 percent of the increase in interest income resulted from the larger investment portfolio. Additional interest income from the large increase in loans outstanding was offset by lower rates on the loan portfolio due to refinancing, and re-pricing of existing loans. The decrease in interest expense is primarily attributed to the increase in non-interest bearing deposits and a reduction in rates on maturing fixed term interest bearing deposits and Federal Home Loan Bank borrowings. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.17 percent which was a decrease from 4.26 percent for the same period in 2003.

    Non-interest Income
    Fee income increased $1.817 million, or 19 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and the fee income associated with this growth in accounts. Gain on sale of loans decreased $1.685 million from last year, because of greatly reduced refinance activity. Loan origination activity for housing purchases remains quite strong in our markets. In 2003 gains on sale of investments, net of impairment charge, of $1.248 million were recorded and zero gains were realized in 2004. Other income, which includes a variety of activities, was $49 thousand greater than the prior year.


     Non-interest expense summary
     (Unaudited - $ in thousands)              Six months ended June 30,
                                          2004      2003     $ change % change

     Compensation and employee
       benefits                         $19,657   $17,029     $2,628      15%
     Occupancy and equipment
       expense                            5,364     4,730        634      13%
     Outsourced data processing             781       828        (47)     -6%
     Core deposit intangibles
       amortization                         545       629        (84)    -13%
     Other expenses                       9,087     7,987      1,100      14%
          Total non-interest
            expense                     $35,434   $31,203     $4,231      14%


    Non-interest Expense
    Non-interest expense increased by $4.231 million, or 14 percent, from 2003 including expenses from the acquisitions, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $2.628 million, or 15 percent, with the additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance, accounting for the majority of the increase. Occupancy and equipment expense increased $634 thousand, or 13 percent, reflecting the cost of the additional locations. Outsourced data processing expense decreased by $47 thousand the result of bringing all core processing onto our in-house data systems, offset somewhat by increased item capture expenses for Mountain West Bank resulting from increased volumes. Other expenses increased
$1.100 million, or 14 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with new branch offices and the acquisitions. The efficiency ratio (non-interest expense/net interest income + non-interest income) remained at 52 percent the same as 2003, excluding the gain on sale of securities.

    Allowance for Loan Loss and Non-Performing Assets
    The provision expense for loan losses was $1.795 million which is a decrease of $97 thousand from the prior year's provision. Net charge offs as a percentage of loans outstanding were .040 percent year-to-date, or ..080 percent annualized, for 2004 which is down from .118 percent for the full year in 2003.

    Cash dividend
    On June 30, 2004, the board of directors declared a cash dividend of $.17 payable July 22, 2004 to shareholders of record on July 13, 2004. This was a $.02 increase from the same quarter's dividend in 2003, a 13 percent increase, and is a $.06 increase in dividends declared for the year, a 21 percent increase.

    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and two in Washington.

    Visit our website at www.glacierbancorp.com


                              GLACIER BANCORP, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

    (Unaudited - $ in thousands
     except per share data)               June 30,    December 31,  June 30,
                                            2004         2003           2003
    Assets:
     Cash on hand and in  banks           $69,848          77,093       71,738
      Interest bearing cash deposits       13,302           9,047       11,387
        Cash and cash equivalents          83,150          86,140       83,125

     Investment securities,
      available-for-sale                1,086,219       1,050,311      884,451

     Net loans receivable:
      Real estate loans                   339,945         317,774      339,057
      Commercial Loans                    934,100         841,306      780,321
      Consumer and other loans            322,345          295,275     285,411
      Allowance for losses                (25,146)         (23,990)   (22,354)
        Total Loans, net                1,571,244        1,430,365   1,382,435

     Premises and equipment, net           53,037           53,251      48,658
     Real estate and other
      assets owned, net                       448              587         682
     Federal Home Loan Bank of Seattle
      stock, at cost                       43,579           41,235      39,431
     Federal Reserve Bank stock,
      at cost                               5,800            5,408       5,250
     Accrued interest receivable           15,480           14,941      13,213
     Core deposit
      intangible, net                      5,468            5,865       6,193
     Goodwill, net                        37,375           36,951      33,189
     Other assets                         14,109           14,579      14,734
                                      $2,915,909        2,739,633   2,511,361

    Liabilities and stockholders' equity:
     Non-interest bearing deposits      $402,337          369,052     337,193
     Interest bearing deposits         1,233,418        1,228,573   1,165,386
     Advances from Federal
      Home Loan Bank of Seattle          848,770          777,294     625,670
     Securities sold under
      agreements to repurchase            72,268           56,968      74,808
     Other borrowed funds                 14,051            8,018      12,383
     Accrued interest payable              5,667            4,353       5,092
     Current income taxes                  1,744              826       1,314
     Deferred tax liability                  128            7,369      10,244
     Subordinated debentures              80,000           35,000      35,000
     Other liabilities                    15,462           14,341      14,006
     Total liabilities                 2,673,845        2,501,794   2,281,096

     Preferred shares, 1,000,000
       shares authorized.
      None outstanding                        --               --          --
     Common stock, $.01 par value
       per share. 62,500,000
       shares authorized                     245              242         241
     Paid-in capital                     226,461          222,588     220,576
     Retained earnings --
      substantially restricted            21,272            8,393      (3,089)
     Treasury stock                       (1,311)              --          --
     Accumulated other comprehensive
       (loss) income                      (4,603)           6,616      12,537
     Total stockholders' equity          242,064          237,839     230,265
                                      $2,915,909        2,739,633   2,511,361
     Number of shares issued          24,508,936       24,203,338  24,100,074
     Number of shares outstanding     24,457,033       24,203,338  24,100,074
     Book value of equity per share         9.90             9.83        9.55
     Tangible book value per share          8.15             8.06        7.92


                              GLACIER BANCORP, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS

     (Unaudited - $ in thousands
      except per share data)        Three months ended       Six months ended
                                         June 30,                 June 30,
                                     2004         2003      2004         2003
     Interest income:
       Real estate loans           $5,408        5,849     10,689      12,101
       Commercial loans            13,715       12,362     26,938      23,979
       Consumer and other loans     4,912        5,030      9,748      10,132
       Investment securities
         and other                 11,406        8,372     23,531      17,463
           Total interest income   35,441       31,613     70,906      63,675

     Interest expense:
       Deposits                     3,413        4,431      6,896       9,378
       FHLB Advances                4,491        4,087      8,936       8,299
       Securities sold under
         agreements to repurchase     177          175        334         333
       Subordinated debentures      1,555          909      2,517       1,813
       Other borrowed funds            26           47         55          56
             Total  interest
              expense               9,662        9,649     18,738      19,879

     Net interest income           25,779       21,964     52,168      43,796
       Provision for loan losses      965        1,051      1,795       1,892
     Net Interest income after
      provision for loan losses    24,814       20,913     50,373      41,904

     Non-interest income:
       Service charges
        and other fees              4,982        3,846      9,055       7,435
       Miscellaneous loan fees
        and charges                 1,340        1,132      2,359       2,162
       Gain on sale of loans        2,026        3,211      3,797       5,482
       Gain on sale of
        investments, net
        of impairment charge           --        1,685         --       1,248
       Other income                   500          439      1,048         999
            Total fees and
            other income            8,848       10,313     16,259      17,326
     Non-interest expense:
       Compensation, employee
       benefits and related
       expenses                     9,851        9,050     19,657      17,029
       Occupancy and equipment
         expense                    2,733        2,295      5,364       4,730
       Outsourced data processing
         expense                      368          266        781         828
       Core deposit intangibles
         amortization                 251          291        545         629
       Other expenses               4,805        4,418      9,087       7,987
            Total non-interest
             expense               18,008       16,320     35,434      31,203
     Earnings before income taxes  15,654       14,906     31,198      28,027

     Federal and state income
         tax expense                4,891        4,974      9,825       9,247
     Net earnings                 $10,763        9,932     21,373      18,780

     Basic earnings per share        0.44         0.41       0.88        0.78
     Diluted earnings per share      0.43         0.41       0.86        0.77
     Dividends declared
      per share                      0.17         0.15       0.34        0.28
     Return on average assets
      (annualized)                   1.51%        1.67%      1.53%       1.63%
     Return on average equity
      (annualized)                  17.60%       17.51%     17.54%      16.95%
     Return on tangible average
      equity (annualized)           21.27%       21.20%     21.23%      20.62%
     Average outstanding
      shares - basic           24,454,851   24,084,445  24,400,662  24,014,340
     Average outstanding
      shares - diluted         24,864,868   24,461,768  24,817,045  24,369,273


SOURCE  Glacier Bancorp, Inc.
    -0-                             07/22/2004
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    /Web site:  http://www.glacierbancorp.com /
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana
IN:  FIN
SU:  ERN DIV